Exhibit 4.2

EXECUTION VERSION

DEPOSIT AGREEMENT

among

BRIGHTHOUSE FINANCIAL, INC.,

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A.,

collectively, as Depositary,

and

The Holders From Time to Time of

the Receipts Described Herein

Dated as of March 25, 2019

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINED TERMS

Section 1.1.	Definitions.	1

ARTICLE II
FORM OF RECEIPTS, DEPOSIT OF PREFERRED STOCK, EXECUTION AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1.	Appointment of Depositary	3
Section 2.2.	Form and Transfer of Receipts	4
Section 2.3.	Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof	5
Section 2.4.	Registration of Transfer of Receipts	6
Section 2.5.	Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Preferred Stock	6
Section 2.6.	Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts	8
Section 2.7.	Lost Receipts, etc.	8
Section 2.8.	Cancellation and Destruction of Surrendered Receipts	8
Section 2.9.	Redemption of Preferred Stock	9
Section 2.10.	Receipt of Funds	10
Section 2.11.	Receipts Issuable in Global Registered Form	11

ARTICLE III
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE CORPORATION

Section 3.1.	Filing Proofs, Certificates and Other Information	12
Section 3.2.	Payment of Taxes or Other Governmental Charges	13
Section 3.3.	Warranty as to Preferred Stock	13
Section 3.4.	Warranty as to Receipts	13

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THIS DEPOSIT AGREEMENT, dated as of March 25, 2019, among Brighthouse Financial, Inc., a Delaware corporation (the “Corporation”), Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company” and together with Computershare, collectively, the “Depositary”), and the Holders from time to time of the Receipts (as defined below).

WHEREAS, it is desired to provide, as hereinafter set forth in this Agreement, for the deposit of shares of 6.600% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25,000 stated amount per share (the “Preferred Stock”), of the Corporation, from time to time with the Depositary for the purposes set forth in this Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares (as defined below) in respect of the Preferred Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form set forth as Exhibit A hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1. Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Agreement:

“Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Certificate of Designations” shall mean the Certificate of Designations with respect to the Preferred Stock filed with the Secretary of State of the State of Delaware establishing the Preferred Stock as a series of preferred stock of the Corporation.

“Corporation” shall have the meaning ascribed thereto in the recitals.

“Computershare” shall have the meaning ascribed thereto in the recitals.

“Depositary” shall have the meaning ascribed thereto in the recitals.

“Depositary Shares” shall mean the depositary shares, each representing a 1/1,000th interest in one share of the Preferred Stock, evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.6.

“Depositary’s Office” shall mean the office or offices of the Depositary from time to time designated by the Depositary for the purposes contemplated herein.

“DTC” shall mean The Depository Trust Company.

“Effective Date” shall mean the date first stated above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1)

(A) the Global Receipt Depository which is the Holder of such Global Registered Receipt or Receipts notifies the Corporation that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Exchange Act, and (B) the Corporation has not appointed a qualified successor Global Receipt Depository within 90 calendar days after the Corporation received such notice, or

(2)

the Corporation in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Receipt or Receipts.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to this Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Exchange Act.

“Global Registered Receipts” shall mean a global registered Receipt, in definitive or book-entry form, registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement among the Corporation, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Officer’s Certificate” shall mean a certificate in substantially the form set forth as Exhibit B hereto, which is signed by an officer of the Corporation and which shall include the terms and conditions of the Preferred Stock to be issued by the Corporation and deposited with the Depositary from time to time in accordance with the terms hereof.

“Preferred Stock” shall have the meaning ascribed thereto in the recitals.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares with respect to the Preferred Stock held of record by the Record Holder of such Depositary Shares.

“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“Redemption Date” shall have the meaning set forth in Section 2.9.

“Registrar” shall mean the Trust Company or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts as herein provided; and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by Computershare shall be deemed, as applicable, to refer as well to the register maintained by such successor Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer Agent” shall mean the Trust Company or such other successor bank or trust company which shall be appointed by the Corporation to transfer the Receipts, as herein provided.

“Trust Company” shall have the meaning ascribed thereto in the recitals.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF PREFERRED STOCK, EXECUTION AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1. Appointment of Depositary.

The Corporation hereby appoints the Depositary as depositary for the Preferred Stock, and the Depositary hereby accepts such appointment, on the express terms and conditions set forth in this Agreement.

Section 2.2. Form and Transfer of Receipts.

The definitive Receipts shall be substantially in the form set forth as Exhibit A to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation, delivered in compliance with Section 2.3, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine (and as are not inconsistent with the provisions of this Agreement and do not affect the rights, duties, liabilities or responsibilities of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the penultimate paragraph of Section 2.3, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge to the Holder therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by facsimile signature by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by manual or facsimile signature by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at such time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Agreement as may be required by the Depositary and approved by the Corporation or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument in accordance with the Depositary’s procedures; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.4, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions, to exercise voting rights with respect to the Preferred Stock or to any notice provided for in this Agreement and for all other purposes.

Section 2.3. Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Agreement, the Corporation may from time to time deposit shares of Preferred Stock under this Agreement by delivery to the Depositary, including via electronic book-entry, such shares of Preferred Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with: (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Agreement and an executed Officer’s Certificate attaching the Certificate of Designations and all other information required to be set forth therein; (ii) an opinion of counsel to the Corporation addressed to the Depositary (or a letter of counsel to the Corporation authorizing reliance on such counsel’s opinions delivered to the underwriters named therein) substantially to the following effect: (A) the Corporation is validly existing and in good standing under the laws of the State of Delaware, (B) the Depositary Shares are duly authorized and validly issued and (C) the registration statement under the Securities Act relating to the Depositary Shares has become effective or the sale or transfer of the Depositary Shares is exempt from registration under the Securities Act; and (iii) a written order of the Corporation directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Preferred Stock. Each Officer’s Certificate delivered to the Depositary in accordance with the terms of this Agreement shall be deemed to be incorporated into this Agreement and shall be binding on the Corporation, the Depositary and the Holders of Receipts to which such Officer’s Certificate relates.

The Preferred Stock that is deposited shall be held by the Depositary at the Depositary’s Office. The Depositary shall not lend any Preferred Stock deposited hereunder.

Upon receipt by the Depositary of Preferred Stock deposited in accordance with the provisions of this Section 2.3, together with the other documents required as above specified, and upon recordation of the Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office.

Section 2.4. Registration of Transfer of Receipts.

Subject to the terms and conditions of this Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by its duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer which shall be affixed with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association, and any other evidence of authority that may be reasonably required by the Depositary, together with evidence of the payment by the applicable party of any taxes or charges as may be required by law. Thereupon, the Depositary shall, without unreasonable delay, execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

Section 2.5. Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered.

Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office. Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal. Holders receiving such shares of Preferred Stock will not thereafter be entitled to deposit Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.4 upon his order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary.

Delivery of the Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer including, but not limited to, a signature guarantee.

If the Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office.

A Record Holder who withdraws shares of Preferred Stock and any such money or other property shall not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Preferred Stock and any such money or other property, except that such Record Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Preferred Stock and any such money or other property in a name other than the name of such Record Holder.

Section 2.6. Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration and registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Corporation may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature, including a signature guarantee, and any other evidence of authority that may be reasonably required by the Depositary, and may also require compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Agreement and/or applicable law.

The deposit of the Preferred Stock may be refused, the delivery of Receipts against Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed (and the Depositary shall be promptly notified by the Corporation of such closure) or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Agreement; provided that in no event shall the Depositary have any duty or obligation to make such determination.

Section 2.7. Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a Receipt of like form in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof, (ii) the Holder thereof furnishing the Depositary with an affidavit and an indemnity or bond reasonably satisfactory to the Depositary, and (iii) the payment of any reasonable expense in connection with such execution and delivery.

Section 2.8. Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.9. Redemption of Preferred Stock.

Whenever the Corporation shall be permitted and shall elect to redeem shares of Preferred Stock in accordance with the terms of the Certificate of Designations, it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 35 days and not more than 90 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable redemption price, and the place or places where the certificates evidencing such shares, if any, are to be surrendered for payment of the redemption price, which notice shall be accompanied by a certificate from the Corporation to the effect that such redemption of Preferred Stock is in accordance with the provisions of the Certificate of Designations. On the date of such redemption, the Depositary shall redeem the number of Depositary Shares representing such Preferred Stock; provided that the Corporation shall, on such date of redemption, have paid or caused to be paid in full to Computershare the redemption price of the Preferred Stock to be redeemed, plus an amount equal to any dividends thereon that, pursuant to the provisions of the Certificate of Designations, are payable upon redemption. The Depositary shall mail notice of the Corporation’s redemption of Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the Preferred Stock to be redeemed by first-class mail, postage prepaid (or another reasonably acceptable transmission method), not less than 30 days and not more than 90 days prior to the date fixed for redemption of such Preferred Stock and Depositary Shares (the “Redemption Date”), to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed at their respective last addresses as they appear on the records of the Depositary; but neither failure to mail any such notice of redemption of Depositary Shares to one or more such Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Holders shall affect the sufficiency of the proceedings for redemption as to the other Holders. Each such notice shall be prepared by the Corporation and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such Holder are to be redeemed, the number of such Depositary Shares held by such Holder to be so redeemed; (iii) the redemption price or the manner of its calculation; (iv) the place or places where Receipts evidencing such Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends in respect of the Preferred Stock represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected either pro rata or by lot (or, if the Receipts are then in the form of Global Registered Receipts, in accordance with the applicable procedures of DTC in compliance with the then-applicable rules of The Nasdaq Stock Market LLC).

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation shall have failed to provide the funds necessary to redeem the Preferred Stock evidenced by the Depositary Shares called for redemption) (i) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue from and after such date, (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the amounts described in clause (iv) of this paragraph) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/1,000th of the redemption price per share of Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends in accordance with the provisions of the Certificate of Designations.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Section 2.10. Receipt of Funds.

All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of the services hereunder (the “Funds”) shall be held by Computershare as agent for the Corporation and deposited in one or more bank accounts to be maintained by Computershare for which Computershare’s subledger will track the balance in the account daily “as agent for the Corporation,” which account is non-recourse to any other creditor of Computershare, the Trust Company or their affiliates, in the event of bankruptcy of any such entity. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) AAA rated government money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iii) bank accounts or short-term certificates of deposit of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by Standard & Poor’s Corporation (LT Local Issuer Credit Rating), Moody’s Investors Service, Inc. (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Corporation, any Holder or any other party; provided, however, that on an annual basis, the Corporation shall receive from Computershare a fee reduction or credit equal to 75% of the 1 month T-Bill rate for each month based on that month’s balance.

Section 2.11. Receipts Issuable in Global Registered Form.

The Receipts issued on the Effective Date shall be issued in the form of one or more Global Registered Receipts, and the Depositary shall, in accordance with the other provisions of this Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in the aggregate number of Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Subsequent to the Effective Date, if the Corporation shall determine in a writing delivered to the Depositary that Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in the aggregate number of Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Corporation or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights or obligations under this Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Corporation, the Depositary and any director, officer, employee or agent of the Corporation or the Depositary as the Holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the Holders of Global Registered Receipts is required under this Agreement, the Corporation and the Depositary shall give all such notices, payments and communications specified herein to be given to such Holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary, upon receipt of a written order from the Corporation for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, shall execute and deliver individual definitive registered Receipts, in authorized denominations and of like terms in an aggregate number equal to the beneficial interests represented by such Global Registered Receipt in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section 2.11 shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Agreement, the parties hereto shall comply with the terms of the Letter of Representations with respect to the Global Registered Receipts.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE CORPORATION

Section 3.1. Filing Proofs, Certificates and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2. Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain taxes, charges and expenses, as provided in Section 5.7. The Depositary may refuse and shall have no obligation with respect to the registration of transfer of any Receipt or any withdrawal of Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt until any such payment due is made or satisfactory evidence is provided by such Holder to the Depositary that such fees, charges and expenses have been paid, and any dividends, interest payments or other distributions may be withheld or any part of or all the Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

Section 3.3. Warranty as to Preferred Stock.

The Corporation hereby represents and warrants that the Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Preferred Stock and the issuance of the related Receipts.

Section 3.4. Warranty as to Receipts.

The Corporation hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Preferred Stock. Such representation and warranty shall survive the deposit of the Preferred Stock and the issuance of the Receipts.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1. Cash Distributions.

Whenever Computershare shall receive any cash dividend or other cash distribution on the Preferred Stock, Computershare shall, subject to Section 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or Computershare shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. Computershare shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any Holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary or distribution to Record Holders of Receipts then outstanding. Each Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Corporation or Computershare of a portion of any of the distributions to be made hereunder.

Section 4.2. Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Preferred Stock, the Depositary shall, at the written direction of the Corporation, subject to Sections 3.1 and 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Holders (subject to rounding at the Corporation’s direction). If the Depositary determines that such distribution cannot be made in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Holders, then the Depositary may, with the Corporation’s approval, sell such securities or property received by it and distribute the net proceeds from the sale to the Holders of the Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the Holders of Receipts unless the Corporation shall have provided an opinion of counsel to the effect that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3. Subscription Rights, Preferences or Privileges.

If the Corporation shall at any time offer or cause to be offered to the persons in whose names the Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be communicated promptly in writing to the Depositary and thereafter such rights, options or privileges shall be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall instruct the Depositary in writing, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Corporation. The net proceeds of any sale of securities approved by the Corporation shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Corporation shall have provided to the Depositary an opinion of counsel to the effect that such rights, preferences or privileges have been registered under the Securities Act or do not need to be so registered.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4. Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Preferred Stock are entitled to vote or of which holders of the Preferred Stock are entitled to notice, or whenever the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Preferred Stock) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5. Voting Rights.

Subject to the provisions of the Certificate of Designations, upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the Record Holders of Receipts a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Stock or cause such Preferred Stock to be voted. In the absence of specific instructions from the Holder of a Receipt, the Depositary will not vote (but, at its discretion, may appear at any meeting with respect to such Preferred Stock unless directed to the contrary by the Holders of all the Receipts) to the extent of the Preferred Stock represented by the Depositary Shares evidenced by such Receipt.

Section 4.6. Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par value or stated amount, split-up, combination or any other reclassification of the Preferred Stock, subject to the provisions of the Certificate of Designations, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Depositary may in its discretion with the approval of, and shall upon the instructions of, the Corporation, and (in either case) in such manner as the Depositary may deem equitable, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Preferred Stock and in the ratio of the redemption price per Depositary Share to the redemption price per share of Preferred Stock, in each case as may be necessary fully to reflect the effects of such change in par value or stated amount, split-up, combination or other reclassification of the Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Preferred Stock. In any such case the Corporation may instruct the Depositary, in writing, to execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in par value or stated amount, split-up, combination or other reclassification of the Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Preferred Stock represented by such Receipts might have been converted or for which such Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7. Delivery of Reports.

The Depositary shall furnish to Holders of Receipts any reports and communications received from the Corporation which are received by the Depositary and which the Corporation instructs the Depositary to furnish to the holders of the Preferred Stock.

Section 4.8. Lists of Receipt Holders.

Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Holders of Receipts.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.1. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration and registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Agreement.

The Registrar shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times during regular business hours shall be open for inspection by the Record Holders of Receipts; provided that any such Holder requesting to exercise such right shall certify to the Registrar that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Registrar may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, or because of any requirement of law or any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

The Depositary may, with the approval of the Corporation, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Depositary will appoint a Registrar (acceptable to the Corporation) for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts, Depositary Shares or Preferred Stock are listed on one or more other securities exchanges, the Depositary will, at the request and expense of the Corporation, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of the Receipts, Depositary Shares or Preferred Stock as may be required by law or applicable securities exchange regulation.

Section 5.2. Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor any Transfer Agent nor the Corporation shall incur any liability to any Holder of Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or any Transfer Agent, by reason of any provision, present or future, of the Corporation’s Restated Certificate of Incorporation (including the Certificate of Designations) or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar, the Transfer Agent or the Corporation shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent or the Corporation incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement except in the event of the bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) of the party charged with such exercise or failure to exercise.

Section 5.3. Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor any Transfer Agent nor the Corporation assumes any obligation or shall be subject to any liability to any Person under this Agreement other than for its gross negligence, willful misconduct or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, excluding the Depositary’s, any Depositary’s Agent’s, Registrar’s or Transfer Agent’s gross negligence, willful misconduct or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction), the Depositary’s, any Depositary’s Agent, Registrar’s or Transfer Agent’s aggregate liability under this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to the Depositary as fees and charges but in no event exceeding an aggregate amount of twenty-five thousand dollars ($25,000), but not including reimbursable expenses.

Notwithstanding anything in this Agreement to the contrary, neither the Depositary, nor the Depositary’s Agent nor any Registrar nor any Transfer Agent nor the Corporation shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor any Transfer Agent nor the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Preferred Stock, the Depositary Shares or the Receipts which in its reasonable opinion may involve it in expense or liability unless indemnity reasonably satisfactory to it against all expense and liability be furnished as often as may be reasonably required.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor any Transfer Agent nor the Corporation shall be liable for any action or any failure to act by it in reliance upon the advice or opinion of legal counsel or accountants, in the absence of bad faith on its part, or information from any person presenting Preferred Stock for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar or Transfer Agent and the Corporation may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not arise from bad faith, gross negligence or willful misconduct. The Depositary undertakes, and any Registrar and Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary or any Registrar or any Transfer Agent.

The Depositary, the Depositary’s Agents, and any Registrar or Transfer Agent may own and deal in any class of securities of the Corporation and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Corporation and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Receipts, the Depositary Shares or the Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, the Depositary’s Agent, any Registrar or any Transfer Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by it hereunder, or in the administration of any of the provisions of this Agreement, the Depositary, the Depositary’s Agent, any Registrar or any Transfer Agent shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, each of the Depositary, the Depositary’s Agent, any Registrar or any Transfer Agent may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary, the Depositary’s Agent, the Registrar or Transfer Agent, as applicable, receives written instructions or a certificate signed by the Corporation which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent, any Registrar or any Transfer Agent or which proves or establishes the applicable matter to its satisfaction.

In the event the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Corporation, on the other hand, the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent, shall be entitled to act on such claims, requests or instructions received from the Corporation, and shall be entitled to the indemnification set forth in Section 5.6 hereof in connection with any action so taken.

From time to time, the Corporation may provide the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent with instructions concerning the services performed by the Depositary under this Agreement. In addition, at any time, the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent may apply to any officer of the Corporation for instruction, and may consult with legal counsel for the Depositary with respect to any matter arising in connection with the services to be performed by the Depositary, Depositary’s Agent, Registrar or Transfer Agent, as applicable, under this Agreement. The Depositary, Depositary’s Agent, Registrar, Transfer Agent and their respective agents and subcontractors shall not be liable and shall be indemnified by the Corporation for any action taken, suffered or omitted to be taken by them in reliance upon any instructions from the Corporation or upon the advice or opinion of such counsel, in the absence of bad faith on their part. None of the Depositary, any Depositary’s Agent, any Registrar or any Transfer Agent shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Corporation.

The Depositary, any Depositary’s Agent, Transfer Agent, and Registrar hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Corporation shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(iv) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Agreement, with respect to any matter relating to its actions as Depositary, Transfer Agent or Registrar covered by this Agreement (or supplementing or qualifying any such actions), of officers of the Corporation;

(v) may consult counsel satisfactory to it (who may be an employee of the Depositary or the Registrar), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in reliance on the advice or opinion of such counsel;

(vi) shall not be called upon at any time to advise any Person with respect to the Preferred Stock, Depositary Shares or Receipts;

(vii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Preferred Stock, the Depositary Shares or Receipts; and

(viii) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary) executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for under this Agreement.

The obligations of the Corporation and the rights of the Depositary, the Depositary’s Agent, Transfer Agent or Registrar set forth in this Section 5.3 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Agreement.

Section 5.4. Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided, but in no event later than ninety days (90) days after the delivery of such notice.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided but in no event later than ninety (90) days after the delivery of such notice.

In the event any transfer agency relationship in effect between the Corporation and the Depositary terminates, the Depositary will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the ninetieth day following such termination.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, use its best efforts to appoint a successor Depositary, which shall be (i) a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000 or (ii) an Affiliate of a Person specified in clause (i). If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary or any Record Holder of any Receipt may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment (at the Corporation’s expense) to the Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

The provisions of this Section 5.4 as they apply to the Depositary apply to the Registrar and Transfer Agent as if specifically enumerated herein.

Section 5.5. Corporate Notices and Reports.

The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Preferred Stock, the Depositary Shares or the Receipts are listed or by the Corporation’s Restated Certificate of Incorporation (including the Certificate of Designations), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation.

Section 5.6. Indemnification.

Notwithstanding Section 5.3 to the contrary, the Corporation shall indemnify the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Agreement and the Receipts by the Depositary, any Registrar, any Transfer Agent or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such person or persons (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). The obligations of the Corporation set forth in this Section 5.6 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent, or termination of this Agreement. In no event shall the Depositary have any right of set off or counterclaim against the Depositary Shares or the Preferred Stock.

Section 5.7. Fees, Charges and Expenses.

The Corporation agrees to pay to the Depositary reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Depositary, to reimburse the Depositary for all of its reasonable expenses and counsel fees and other reasonable disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Preferred Stock at the option of the Corporation. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Holders shall not be required to pay any taxes and governmental charges relating to the Preferred Stock, the Receipts or the Depositary Shares; provided that a Holder shall be required to pay any tax or duty that may be payable relating to any transfers or exchanges of Depositary Shares or Receipts, in each case, in a name other than the name of such Holder. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree. The obligations of the Corporation set forth in this Section 5.7 shall survive the replacement, removal, resignation or any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent, or termination of this Agreement.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1. Amendment.

The form of the Receipts and any provisions of this Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least a two-thirds majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.5 and 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. No amendment to this Agreement shall be effective unless duly executed by the Depositary. Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed amendment is in compliance with the terms of this Section 6.1, the Depositary shall execute such amendment; provided that the Depositary shall not be required to execute any amendment to this Agreement that it has reasonably determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.

Section 6.2. Termination.

This Agreement may be terminated by the Corporation or the Depositary (i) only if (x) all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.9 or (y) there shall have been made a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or 4.2, as applicable, or (ii) upon the consent of Holders of Receipts representing in the aggregate not less than two-thirds of the Depositary Shares outstanding.

Upon the termination of this Agreement, the Corporation shall be discharged from all obligations under this Agreement except for its obligations to the Depositary, any Depositary’s Agent, any Transfer Agent, and any Registrar under Sections 5.3, 5.6 and 5.7.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Counterparts.

This Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7.2. Representations and Warranties of the Depositary.

Depositary represents and warrants to the Corporation that:

(i) each of Computershare and the Trust Company is duly organized and validly existing under the laws of its organizing jurisdiction and each has the full power and authority to execute, deliver and perform its respective obligations under this Agreement, and Computershare is in good standing under the laws of the State of Delaware;

(ii) the execution, delivery and performance of this Agreement by each of Computershare and the Trust Company has been duly authorized by all necessary corporate or other organizational action and will not conflict with, violate or result in a breach of the terms and conditions or provisions of, or constitute a default under (A) their respective organization documents, (B) any material indenture, contract, agreement, or undertaking to which Computershare or the Trust Company is a party or is bound, (C) any existing law to which Computershare or the Trust Company is subject, or (D) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority of which Computershare or the Trust Company has knowledge and which is applicable to Computershare or the Trust Company; and

(iii) this Agreement has been duly executed and delivered by each of Computershare and the Trust Company and (assuming its due execution and delivery by Corporation) constitutes the legal, valid and binding obligation of Computershare and the Trust Company, enforceable against Computershare and the Trust Company in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, conservatorship, receivership, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

Section 7.3. Exclusive Benefit of Parties.

This Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.4. Invalidity of Provisions.

In case any one or more of the provisions contained in this Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if any such provision adversely affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

Section 7.5. Notices.

Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at:

Brighthouse Financial, Inc.

11225 North Community House Road

Charlotte, North Carolina 28277

Attn: General Counsel

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Depositary at:

Computershare Inc.

Computershare Trust Company, N.A. 118 Fernwood Road

Raritan Center Edison, New Jersey 08837

Facsimile No.: (201) 680-4606

With a copy to:

Computershare Inc.

Computershare Trust Company, N.A.

250 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

Facsimile No.: (781) 575-2916

or at any other addresses of which the Depositary shall have notified the Corporation in writing.

Any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Corporation may, however, act upon any facsimile transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.6. Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.7. Appointment of Registrar, Dividend Disbursement Agent and Redemption Agent in Respect of Receipts and Preferred Stock.

The Corporation hereby appoints the Trust Company as Registrar, Transfer Agent, dividend disbursement agent and redemption agent in respect of the Receipts, and Computershare hereby accepts such respective appointments on the express terms and conditions set forth in this Agreement.

Section 7.8. Holders of Receipts Are Parties.

The Holders of Receipts from time to time shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.9. Governing Law.

This Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to conflict of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

Section 7.10. Inspection of Agreement.

Copies of this Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary’s Office and the respective offices of the Depositary’s Agents, if any, by any Holder of a Receipt.

Section 7.11. Headings.

The headings of articles and sections in this Agreement and in the form of the Receipt set forth as Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.12. Further Assurances.

The Corporation agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary may reasonably require to perform the provisions of this Agreement.

Section 7.13. Confidentiality.

The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and the fees for services, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process. Notwithstanding the foregoing, the Depositary and the Corporation may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not otherwise prohibited by applicable law.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Agreement as of the day and year first above set forth, and all Holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Jin Chang
	Name:	Jin Chang
	Title:	Treasurer

[Signature Page to Deposit Agreement]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Agreement as of the day and year first above set forth, and all Holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

COMPUTERSHARE INC., and
COMPUTERSHARE TRUST COMPANY, N.A.,
as Depositary

By:	/s/ Peter Duggan
	Name:	Peter Duggan
	Title:	Senior Vice President

[Signature Page to Deposit Agreement]

EXHIBIT A

[FORM OF FACE OF RECEIPT]

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BRIGHTHOUSE FINANCIAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

DEPOSITARY SHARES

RECEIPT NO. ____________ FOR ________ DEPOSITARY SHARES,

EACH REPRESENTING 1/1,000TH OF A SHARE OF 6.600%

NON-CUMULATIVE PREFERRED STOCK, SERIES A OF

BRIGHTHOUSE FINANCIAL, INC.

CUSIP: 10922N 301

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: March 25, June 25, September 25 and December 25 of each year, commencing on June 25, 2019.

Computershare Inc. and Computershare Trust Company, N.A., collectively, as Depositary (the “Depositary”), hereby certify that Cede & Co. is the registered owner of depositary shares (“Depositary Shares”), each representing 1/1,000th of one share of the 6.600% Non-Cumulative Preferred Stock, Series A, $25,000 stated amount per share (the “Preferred Stock”), of Brighthouse Financial, Inc., a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of March 25, 2019 (the “Deposit Agreement”), among the Corporation, the Depositary and the Holders from time to time of the Receipts. By accepting this Receipt, the Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Receipts by the manual or facsimile signature of a duly authorized officer thereof. Capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Deposit Agreement.

Dated:

Computershare Inc., and
Computershare Trust Company, N.A.,
as Depositary

By:
Authorized Officer

[FORM OF REVERSE OF RECEIPT]

BRIGHTHOUSE FINANCIAL, INC.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH RECEIPT HOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS OF THE 6.600% NON-CUMULATIVE PREFERRED STOCK, SERIES A OF BRIGHTHOUSE FINANCIAL, INC. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each Receipt Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
JT TEN	As joint tenants, with right of survivorship and not as tenants	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PL	Public Law
AGMT	Agreement	FBO	For the benefit of	TR	(As) trustee(s), for, of
ART	Article	FDN	Foundation	U	Under
CH	Chapter	GDN	Guardian(s)	UA	Under Agreement
CUST	Custodian for	GDNSHP	Guardianship	UW	Under will of, Of will of, Under last will & testament
DEC	Declaration	MIN	Minor(s)
EST	Estate, of Estate of	PAR	Paragraph

For value received,                 hereby sell(s), assign(s) and transfer(s) unto

INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:

PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE:

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint as Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

EXHIBIT B

[FORM OF OFFICER’S CERTIFICATE]

I, _______________________________, __________________________________ of Brighthouse Financial, Inc. (the “Corporation”), hereby certify in such capacity and not in my individual capacity, that pursuant to the terms of the Certificate of Designations, dated March 20, 2019, filed with the Secretary of State of the State of Delaware on March 20, 2019 (the “Certificate of Designations”), and pursuant to resolutions adopted by Board of Directors of the Corporation on November 16, 2017, August 15, 2018 and January 17, 2019 and the resolutions of the Preferred Stock Terms Committee of the Board of Directors of the Corporation on March 15, 2019 and March 18, 2019, the Corporation has established the Preferred Stock which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement, dated as of March 25, 2019 (the “Deposit Agreement”), among (i) the Corporation, (ii) Computershare Inc. and Computershare Trust Company, N.A., collectively, as Depositary, and (iii) the Holders of Receipts issued thereunder from time to time. In connection therewith, the Board of Directors of the Corporation or a duly authorized committee thereof has authorized the terms and conditions with respect to the Preferred Stock as described in the Certificate of Designations attached as Annex A hereto. Any terms of the Preferred Stock that are not so described in the Certificate of Designations and any terms of the Receipts representing such Preferred Stock that are not described in the Deposit Agreement are described below:

Aggregate Number of shares of Preferred Stock issued on the date hereof:

CUSIP Number for Depositary Shares:	10922N 301
CUSIP Number for Preferred Stock:	10922N 400

Denomination of Depositary Share per share of Preferred Stock (if different than 1/1,000th of a share of Preferred Stock):

Redemption Provisions (if different than as set forth in the Deposit Agreement):

Name of Global Receipt Depository: The Depository Trust Company

All capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Deposit Agreement.

B-1

BRIGHTHOUSE FINANCIAL, INC.
This certificate is dated:

By:
Name:
Title:

B-2